Exhibit 99.1

SandRidge Energy, Inc. Reports Financial and Operational Results for

Second Quarter of 2017

Oklahoma City, Oklahoma, August 2, 2017 – SandRidge Energy, Inc. (the “Company” or “SandRidge”) (NYSE:SD) today announced financial and operational results for the quarter ended June 30, 2017. Additionally, the Company will host a conference call to discuss these results on August 3, at 8:00 a.m. CT (877-201-0168, International: 647-788-4901 – passcode: 42174349). Presentation slides will be available on the Company’s website, www.sandridgeenergy.com, under Investor Relations/Events.

Financial Results

The Company reported net income of $23 million, or $0.69 per share, and net cash from operating activities of $40 million for the second quarter of 2017. When adjusting these reported amounts for items that are typically excluded by the investment community on the basis that such items affect the comparability of results, the Company’s “adjusted net income” amounted to $8 million, or $0.23 per share, and “adjusted operating cash flow” totaled $43 million. Earnings before interest, income taxes, depreciation, depletion, and amortization, adjusted for certain other items, otherwise referred to as “adjusted EBITDA” for the second quarter was $46 million.(1)

1)	The Company has defined and reconciled certain Non-GAAP financial measures including adjusted net income, adjusted operating cash flow, adjusted EBITDA, and current net debt, to the most directly comparable GAAP financial measures in supporting tables at the conclusion of this press release under the “Non-GAAP Financial Measures” beginning on page 17.

Operational Results and Activity

Production for the quarter was 3.8 MMBoe (27% oil, 24% NGLs and 49% natural gas). The Company’s Mid-Continent assets produced approximately 92% of total production, with North Park Basin and Permian assets making up the balance. As more NW STACK and North Park wells are brought to sales, oil production as a proportion of total production is expected to increase from 27% this quarter to over 30% by the fourth quarter of 2017. During the second quarter the Company averaged two and a half rigs drilling Meramec wells in the NW STACK and resumed drilling Niobrara wells in North Park with one rig at the end of the quarter. For the remainder of the year, SandRidge anticipates averaging two rigs in the NW STACK and one rig in the North Park Basin.

$200 Million NW STACK Drilling Participation Agreement

Subsequent to the quarter, the Company entered into a $200 million development agreement (the “Drilling Participation Agreement”) with a private investment fund (“Counterparty”) to develop wells in the NW STACK. This wellbore-only drilling program will target the Meramec formation, primarily within Major and Woodward Counties, Oklahoma. The Counterparty will fund $100 million in the initial tranche with an option for a second $100 million tranche (subject to mutual agreement). The Counterparty will fund 90% of the drilling costs and will receive an 80% working interest in each wellbore. SandRidge will be the operator of wells developed under the Drilling Participation Agreement. Prior to declaring the transaction effective, the Company has sought preclearance of certain accounting matters related to the transaction from the SEC.

Updated 2017 Capital and Operational Guidance

At the beginning of 2017, capital expenditures were budgeted for nine months of drilling in order to evaluate results before further allocation of capital, similar to the strategy taken in North Park in 2016 when the Company drilled from February to August. Results in both North Park as well as the NW STACK have exceeded expectations as evidenced by an improved Niobrara type curve and successful Meramec drilling.

Earlier in the year, applications filed by the Company to form two federal units in North Park were under review, but then were subsequently approved earlier than expected. These approvals present SandRidge with an opportunity to hold 13,000 additional acres so long as drilling is completed in a specified time frame. Given the continued production outperformance of the asset, drilling will continue through the remainder of the year, holding the federal acreage while also delivering an additional eight extended reach laterals (XRLs) to the three previously planned. In the NW STACK, additional science and other technical data will advance understanding of the area’s geology as the Company licenses 3D seismic and completes core analysis in the fourth quarter, supporting long term development through improved reservoir characterization. As a result, the Company has raised its capital expenditures budget by approximately $40 million, to a range of $250 to $260 million.

Other notable capital guidance highlights include the reduction of Mid-Continent drilling and completion expenditures by $5 million while also increasing laterals drilled to 34 from 22 in 2017 through the Drilling Participation Agreement. Also, Mississippian workover capital projections have been reduced by $7 million, due to longer run times and decreased failure rates on artificial lift.

Due to the North Park production outperformance mentioned above, total company production guidance is also being raised 200 MBoe at the midpoint to a range of 14.2 to 14.9 MMBoe. Liquids production makes up 100% of the increase, with oil anticipated to be 100 MBbls greater (at the midpoint) than previously estimated. Important to note, production from the additional fourth quarter drilling activity will be realized in 2018.

Finally, total company lease operating expense guidance is being revised approximately $16 million lower at the midpoint due to ongoing focus on controllable cost saving efforts, including but not limited to electrical efficiency initiatives and chemical program improvements. As a result of raising production and lowering lifting cost guidance, along with $15 million of non-core asset sales occurring in the first six months of 2017, the Company expects to maintain the same level of outspend as in its original budget.

More information regarding the detailed capital budget and operational guidance variances to previous periods can be found below on page 8 of this release.

James Bennett, SandRidge President and CEO said, “Our strategy remains consistent as we move into the second half of the year: while protecting our unlevered balance sheet, maintaining a modest outspend and utilizing strong cash flow from our Mississippian properties, we will prudently develop our oil-weighted NW STACK and North Park Basin assets. To that end, ongoing drilling activity remains focused on growing oil production and creating resource value in both of our focus areas. The drilling agreement announced today highlights the value of our NW STACK position and enables us to further delineate and develop our substantial acreage in this area.

Regarding our capital allocation plans for 2017, the original guidance anticipated completing our North Park drilling program in the third quarter. However, in light of the results from the 2016 wells, improvement in our type curve, and the approval of two new federal units, we plan to continue drilling in North Park through the end of the year and also construct facilities and infrastructure to support our 2017 and 2018 programs. In the NW STACK, due to the carry structure of the drilling agreement, we are reducing our NW STACK D&C capex while simultaneously increasing the number of laterals drilled by 55%. In total, we are increasing our capital program from a midpoint of $215 million to $255 million. It’s important to note that even with this increase in capital spending, we will maintain the same level of outspend as with our original budget as our improvements in LOE, increase in production guidance and approximately $15 million in asset sale proceeds will offset the increase in capex.”

Highlights During and Subsequent to the Second Quarter

$200 Million NW STACK Drilling Participation Agreement Expected to Increase Net Asset Value and Delineate Acreage Position

Raising 2017 Production Guidance to 14.2-14.9 MMBoe from 14.0-14.7 MMBoe with Oil Comprising Half of the Increase

Lowering Midpoint of Lease Operating Expense Guidance $1.25 per Boe to $7.00-$7.50 from $8.00-$9.00 or 15% at the Midpoint

2017 Capital Expenditure Guidance Increasing to $250-$260 Million from $210-$220 Million

North Park Basin Drilling Activity Resumed with One Rig Targeting Multiple Niobrara Benches

Improved North Park Basin Niobrara Type Curve Reflects Production Outperformance

First Major County Meramec Two-Mile Lateral (XRL) 30-Day IP of 902 Boepd (81% Oil)

Q2’17 Net Income of $23 Million and $46 Million of Adjusted EBITDA

Q2’17 Adjusted Net Income of $8 Million

Q2’17 Capital Expenditures of $57 Million

Q2’17 Production of 3.8 MMBoe (27% Oil, 24% NGLs and 49% Natural Gas)

$563 Million of Liquidity Including $145 Million of Cash and $418 Million Capacity Under Credit Facility (Net of Letters of Credit)

NW STACK Drilling Participation Agreement

As mentioned above, subsequent to the quarter, the Company executed the $200 million Drilling Participation Agreement with a Counterparty to develop SandRidge operated wells primarily in Major and Woodward Counties. SandRidge will be the operator of wells developed under the agreement and will retain sole discretion as to the number, location and schedule of wells drilled. In the initial tranche, the Counterparty will fund $100 million for its share of drilling and completion costs of the wells and receive a wellbore-only working interest (“WI”) in the wells, subject to reversionary hurdles. The second $100 million tranche is subject to mutual agreement. Prior to declaring the transaction effective, the Company has sought preclearance of certain accounting matters related to the transaction from the SEC.

Development Costs & Working Interest (WI)	Counterparty	SandRidge
Development Costs	90% of costs	10% of costs
WI at Spud	80% of WI	20% of WI

Key highlights and benefits to SandRidge of the wellbore-only NW STACK Drilling Participation Agreement:

•	Increases net asset value by accelerating delineation of NW STACK, creating additional proved and undeveloped reserves

•	Improves Company’s rate of return while reducing capital expenditure requirements through carry structure

•	Preserves future drilling locations with wellbore-only conveyance

•	Increases ability to hold acreage by production, reducing future lease renewal costs

•	Allows retention of operational control

Mid-Continent Assets in Oklahoma

•	Second quarter production of 3.5 MMBoe, (38.7 MBoepd, 22% oil, 25% NGLs, 53% natural gas)

•	902 Boepd (81% oil) 30-Day IP on first Major County Meramec XRL, Campbell 2015 1-26H

•	Averaged 2.5 rigs, targeting the Meramec during the second quarter

•	Year-to-date $15 million proceeds from the sale of non-core assets

For several years, SandRidge has actively developed the Anadarko Basin with over 1,600 horizontal wells drilled in Oklahoma and Kansas. Current drilling activity is concentrated within the Company’s 70,000 net acres in the NW STACK encompassing Major, Woodward and Garfield Counties. This area contains an extension of the oil-weighted Meramec and Osage targeting opportunities present in the STACK (Canadian and Kingfisher Counties). The Drilling Participation Agreement announced today allows SandRidge to accelerate delineation of its large NW STACK footprint, increasing drilled laterals to 34 from 22 while simultaneously reducing capital expenditures by 7%.

During the second quarter, SandRidge drilled eight laterals in the NW STACK and brought six laterals to sales. The Campbell 2016 1-26H23H, the Company’s first two-mile extended reach lateral (XRL) in Major County, delivered a 30-Day IP of 902 Boepd (81% oil), followed by the Jack Samuel 2012 1-20H29H, a second Major County XRL realizing 436 Boepd (64% oil). The Adams 2122 1-16H9H XRL, located in Western Woodward County, is approximately 30 miles from the nearest operated producing well. Recent production has exceeded 3 MMcfpd with 1,600 psi of flowing tubing pressure. Currently, the Adams is offline for ongoing completion work. Finally, SandRidge will improve Meramec reservoir characterization with the licensing of 3D seismic data covering 329 square miles in Woodward, Major and Dewey Counties.

Niobrara Asset in North Park Basin, Jackson County, Colorado

•	Second quarter oil production of 172 MBo (1.9 MBopd)

•	Improved North Park Niobrara type curve due to shallower oil decline

•	Resumed drilling activity with one rig targeting multiple Niobrara benches

•	Drilled two XRLs averaging 12 days from spud to rig release, compared to 24 days on the previous XRL

•	Extended favorable $3.15 differential to WTI through 2018

SandRidge acquired its oil rich North Park Basin Niobrara properties in December 2015 and began development in January 2016. Across the acreage position, the Niobrara formation is located at vertical depths between 5,800 and 7,500 feet with gross thickness from 460 to 500 feet. The Company has 125,000 net acres, 57% of which is held by production or held by federal unit. This land position comprises a dominant footprint in North Park where the Niobrara shale is geologically similar to but thicker and oilier than that of the actively developed Denver-Julesburg or “DJ” Basin. Since acquisition, SandRidge has drilled 12 wells, including two XRLs in the second quarter of 2017, which averaged only 12 days from spud to rig release.

Due to production outperformance of the 2016 program versus initial expectations, the Company adjusted the initial decline of the Niobrara type curve, leading to a substantial improvement in its overall return and present value. This proven performance and value uplift from multiple benches of the Niobrara combined with an opportunity to hold material amounts of federal unit acreage support the decision to continue drilling in this area for the remainder of the year.

In total, the new 2017 plan includes the drilling of 11 XRLs (an increase from three originally) and construction of infrastructure necessary to support the 2018 drilling program. Drilling will include continued development and technical appraisal of multiple Niobrara benches. In addition to the already proven C and D bench, a well will be drilled to target the B bench. To further enhance subsurface understanding, the Company has recently cut and is analyzing a 519 foot core.

Furthermore, two of the planned XRLs will hold an additional 13,000 acres on two federal units. When including acreage to be held by previous plans, the Company will protect 37,000 acres in 2017, bringing total acreage either held by production or federal unit to approximately 85% by year-end. This dominantly held acreage, when combined with the value uplift from the improvement of the Niobrara type curve, positions the Company for longer term development and value creation from this asset.

Other Operational Activities

During the second quarter, Permian Central Basin Platform properties produced 131 MBoe (1.4 MBoepd, 80% oil, 13% NGLs, 7% natural gas).

Key Financial Highlights and Results

Second Quarter Results

•	Net Income of $23 million, or $0.69 per share, for second quarter 2017 compared to a $521 million loss, or $0.73 per share, in second quarter of 2016

•	Adjusted EBITDA was $46 million for second quarter 2017 compared to $62 million in second quarter 2016

•	Adjusted net income of $8 million, or $0.23 per share, for second quarter 2017 compared to an adjusted net loss of $22 million, or $0.03 per share, in second quarter 2016

•	Net cash provided from operating activities of $40 million for second quarter of 2017 compared to $24 million for second quarter of 2016

•	Adjusted operating cash flow of $43 million for second quarter 2017 compared to $19 million in second quarter 2016

First Six Months of 2017

•	Net Income of $74 million, or $2.42 per diluted share, for the first six months of 2017 compared to a $845 million loss, or $1.20 per share, for the first six months of 2016

•	Adjusted EBITDA was $102 million for the first six months of 2017 compared to $102 million for the first six months of 2016

•	Adjusted net income of $29 million, or $0.94 per diluted share, for the first six months of 2017 compared to an adjusted net loss of $118 million, or $0.17 per share, for the first six months of 2016

•	Net cash provided from operating activities of $104 million for the first six months of 2017 compared to $139 million used in the first six months of 2016

•	Adjusted operating cash flow of $96 million for the first six months of 2017 compared to negative $92 million for the first six months of 2016

Capitalization & Liquidity

•	35.8 million shares outstanding

•	$600 million reserve-based credit facility with $425 million borrowing base

•	Liquidity of $563 million including $145 million of cash and $418 million capacity under the credit facility, net of outstanding letters of credit

•	Outstanding debt consists of a $38 million note secured by the Company’s real estate, resulting in zero net debt

Hedging

Unchanged from the previous reporting period, in 2017 the Company has approximately 3.3 million barrels of oil hedged at an average WTI price of $52.24 as well as 32.9 billion cubic feet of natural gas hedged at an average price of $3.20 per MMBtu. 2017 oil hedges represent 78% of the midpoint of current oil volume guidance. 2017 gas hedges represent 77% of the midpoint of current gas volume guidance.

For 2018, the Company has approximately 1.8 million barrels of oil hedged at an average WTI price of $55.34. Subsequent to the second quarter, 3.6 billion cubic feet of natural gas swaps were added, bringing the total to approximately 16.4 billion cubic feet of natural gas hedged at an average price of $3.15 per MMBtu in 2018.

Conference Call Information

The Company will host a conference call to discuss these results on Thursday, August 3, 2017 at 8:00 am CT. The telephone number to access the conference call from within the U.S. is (877) 201-0168 and from outside the U.S. is (647) 788-4901. The passcode for the call is 42174349. An audio replay of the call will be available from August 3, 2017 until 11:59 pm CT on September 3, 2017. The number to access the conference call replay from within the U.S. is (800) 585-8367 and from outside the U.S. is (416) 621-4642. The passcode for the replay is 42174349.

A live audio webcast of the conference call will also be available via SandRidge’s website, www.sandridgeenergy.com, under Investor Relations/Events. The webcast will be archived for replay on the Company’s website for 30 days.

2017 Operational and Capital Expenditure Guidance

The table below highlights the raising of the Company’s 2017 production guidance along with the increasing of its NGL pricing realization and severance tax estimates. Furthermore, the company is lowering lease operating guidance and increasing capital guidance as previously discussed.

Additional 2017 Guidance detail is available on the Company’s website, www.sandridgeenergy.com, under Investor Relations/Financial Information/Guidance.

	Updated Total Company	Previous Total Company
	Projection as of August 2, 2017	Projection as of May 10, 2017
Production
Oil (MMBbls)	4.1 - 4.3	4.0 - 4.2
Natural Gas Liquids (MMBbls)	3.1 - 3.3	3.0 - 3.2

Total Liquids (MMBbls)	7.2 - 7.6	7.0 - 7.4
Natural Gas (Bcf)	42.0 - 43.5	42.0 - 43.5

Total (MMBoe)	14.2 - 14.9	14.0 - 14.7

Price Realization
Oil (differential below NYMEX WTI)	$2.75	$2.75
Natural Gas Liquids (realized % of NYMEX WTI)	28%	26%
Natural Gas (differential below NYMEX Henry Hub)	$1.00	$1.00

Costs per Boe
LOE	$7.00 - $7.50	$8.00 - $9.00
Adjusted G&A - Cash[1]	$4.25 - $4.50	$4.25 - $4.50

% of Revenue
Production Taxes	3.00% - 3.25%	2.75% - 3.00%

Capital Expenditures ($ in millions)

Drilling and Completion
Mid-Continent	$60 - $65	$65 - $70
North Park Basin	60 - 65	20 - 25
Other[2]	20	24

Total Drilling and Completion	$140 - $150	$109 - $119

Other E&P
Land, G&G, and Seismic	$46	$40
Infrastructure[3]	18	7
Workover	30	37
Capitalized G&A and Interest	14	15

Total Other Exploration and Production	$108	$99

General Corporate	2	2

Total Capital Expenditures (excluding acquisitions and plugging and abandonment)	$250 - $260	$210 - $220

1)	Adjusted G&A - Cash is a non-GAAP financial measure as it excludes from G&A non-cash compensation, severance, bad debt allowance, and other non-recurring items. The most directly comparable GAAP measure for Adjusted G&A - cash is General and Administrative Expense. Information to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure is not available at this time, as management is unable to forecast the excluded items for future periods.
2)	2016 Carryover, Coring, Non-Op and SWD
3)	Infrastructure - Production facilities, Pipeline ROW and Electrical

Operational and Financial Statistics

Upon emergence from Chapter 11 reorganization, the Company elected to adopt fresh start accounting effective October 1, 2016. As a result of the application of fresh start accounting and the effects of the implementation of the plan of reorganization, the financial statements on or after October 1, 2016 will not be comparable with the financial statements prior to that date. References to the “Successor” refer to SandRidge subsequent to adoption of fresh start accounting. References to the “Predecessor” refer to SandRidge prior to adoption of fresh start accounting.

Information regarding the Company’s production, pricing, costs and earnings is presented below:

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Production - Total
Oil (MBbl)	1,042	1,408	2,176	3,033
NGL (MBbl)	907	1,144	1,794	2,255
Natural gas (MMcf)	11,267	14,536	23,033	31,045
Oil equivalent (MBoe)	3,827	4,974	7,809	10,462
Daily production (MBoed)	42.1	54.7	43.1	57.5

Average price per unit
Realized oil price per barrel - as reported	$46.04	$41.70	$47.68	$34.33
Realized impact of derivatives per barrel	3.11	15.12	1.63	15.58

Net realized price per barrel	$49.15	$56.82	$49.31	$49.91

Realized NGL price per barrel - as reported	$14.49	$13.36	$15.37	$12.06
Realized impact of derivatives per barrel	—	—	—	—

Net realized price per barrel	$14.49	$13.36	$15.37	$12.06

Realized natural gas price per Mcf - as reported	$2.08	$1.49	$2.23	$1.57
Realized impact of derivatives per Mcf	0.01	(0.02)	(0.04)	(0.03)

Net realized price per Mcf	$2.09	$1.47	$2.19	$1.54

Realized price per Boe - as reported	$22.09	$19.23	$23.40	$17.21

Net realized price per Boe - including impact of derivatives	$22.97	$23.44	$23.74	$21.65

Average cost per Boe
Lease operating(1)	$6.59	$8.58	$6.43	$8.60
Production taxes	0.69	0.43	0.75	0.37

General and administrative
General and administrative, excluding stock-based compensation	$4.54	$4.84	$4.36	$8.31
Stock-based compensation	1.67	1.40	1.24	1.75

Total general and administrative	$6.21	$6.24	$5.60	$10.06

General and administrative - adjusted
General and administrative, excluding stock-based compensation(2)	$3.70	$2.88	$3.56	$3.60
Stock-based compensation(3)	1.19	0.60	1.00	0.59

Total general and administrative - adjusted	$4.89	$3.48	$4.56	$4.19

Depletion(4)	$7.70	$5.90	$7.23	$6.05

Earnings per share
Earnings (loss) per share applicable to common stockholders
Basic	$0.69	$(0.73)	$2.44	$(1.20)
Diluted	$0.69	$(0.73)	$2.42	$(1.20)

Adjusted net income (loss) per share available to common stockholders
Basic	$0.23	$(0.03)	$0.95	$(0.17)
Diluted	$0.23	$(0.03)	$0.94	$(0.17)

Weighted average number of shares outstanding (in thousands)
Basic	34,076	718,102	30,458	703,943
Diluted	34,138	718,102	30,650	703,943

(1)	Transportation costs are presented as a reduction of revenue by the Successor Company compared to the Predecessor Company’s presentation of these costs as lease operating expenses.
(2)	Excludes restructuring costs and severance totaling $3.2 million and $6.2 million for the three and six-month periods ended June 30, 2017. Excludes severance, restructuring costs and various other insignificant costs totaling $9.7 million and $32.6 million for the three and six-month periods ended June 30, 2016, respectively. The six-month period ended June 30, 2016 additionally excludes a $16.7 million doubtful receivable write-off.
(3)	Three and six-month periods ended June 30, 2017 exclude $1.8 million for the acceleration of certain stock awards. Three and six-month periods ended June 30, 2016 exclude $4.0 million and $12.0 million, respectively, for the acceleration of certain stock awards.
(4)	Includes accretion of asset retirement obligation.

Capital Expenditures

The table below summarizes the Company’s capital expenditures for the three and six-month periods ended June 30, 2017 and 2016 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Drilling and production
Mid-Continent	$30,633	$21,486	$50,312	$63,572
North Park	8,308	28,359	12,631	40,796
Other	217	347	241	561

	39,158	50,192	63,184	104,929
Leasehold and geophysical
Mid-Continent	16,530	1,042	28,157	(5,937)
North Park	111	695	3,162	767
Other	351	1,108	674	3,058

	16,992	2,845	31,993	(2,112)

Inventory	151	1,468	57	2,232

Total exploration and development	56,301	54,505	95,234	105,049

Other - operating	211	960	608	2,190
Other - corporate	—	685	1,402	2,393

Total capital expenditures, excluding acquisitions	56,512	56,150	97,244	109,632

Acquisitions	163	1,302	48,236	1,397

Total capital expenditures	$56,675	$57,452	$145,480	$111,029

Capital Expenditures (Guidance Category Detail)

The table below presents actual results of the Company’s capital expenditures for the three and six-month periods ended June 30, 2017 at the same level of detail as its full year capital expenditure guidance.

	Three Months Ended June 30, 2017	Six Months Ended June 30, 2017
	(in thousands)	(in thousands)
Drilling and Completion
Mid-Continent	$22,449	$26,961
North Park Basin	5,196	5,314
Other[1]	1,617	12,576

Total Drilling and Completion	$29,263	$44,850

Other E&P
Land, G&G, and Seismic	$16,263	$29,806
Infrastructure[2]	576	1,717
Workovers	7,210	13,382
Capitalized G&A and Interest	3,201	6,087

Total Other Exploration and Production	$27,249	$50,992

General Corporate	$—	$1,402

Total Capital Expenditures	$56,512	$97,244

(excluding acquisitions and plugging and abandonment)

1)	2016 Carryover, Coring, Non-Op and SWD
2)	Infrastructure - Production facilities, Pipeline ROW and Electrical

Derivative Contracts

The table below sets forth the Company’s consolidated oil and natural gas price swaps for 2017 and 2018 as of July 30, 2017:

	Quarter Ending
	3/31/2017	6/30/2017	9/30/2017	12/31/2017	FY 2017
Oil Swaps:
Total Volume (MMBbls)	0.81	0.82	0.83	0.83	3.29
Daily Volume (MBblspd)	9.0	9.0	9.0	9.0	9.0
Swap Price ($/bbl)	$52.24	$52.24	$52.24	$52.24	$52.24

Natural Gas Swaps:
Total Volume (Bcf)	8.10	8.19	8.28	8.28	32.85
Daily Volume (MMBtupd)	90.0	90.0	90.0	90.0	90.0
Swap Price ($/MMBtu)	$3.20	$3.20	$3.20	$3.20	$3.20

	3/31/2018	6/30/2018	9/30/2018	12/31/2018	FY 2018
Oil Swaps:
Total Volume (MMBbls)	0.45	0.46	0.46	0.46	1.83
Daily Volume (MBblspd)	5.0	5.0	5.0	5.0	5.0
Swap Price ($/bbl)	$55.34	$55.34	$55.34	$55.34	$55.34

Natural Gas Swaps:
Total Volume (Bcf)	5.40	3.64	3.68	3.68	16.40
Daily Volume (MMBtupd)	60.0	40.0	40.0	40.0	44.9
Swap Price ($/MMBtu)	$3.23	$3.11	$3.11	$3.11	$3.15

Capitalization

The Company’s capital structure as of June 30, 2017 and December 31, 2016 is presented below:

	June 30, 2017	December 31, 2016
	(In thousands)
Cash, cash equivalents and restricted cash	$151,240	$174,071

Credit facility	$—	$—
Building note	37,679	36,528
Mandatorily convertible 0% notes	—	268,780

Total debt	37,679	305,308

Stockholders’ equity
Common stock	34	20
Warrants	88,381	88,381
Additional paid-in capital	1,035,421	758,498
Accumulated deficit	(259,675)	(333,982)

Total SandRidge Energy, Inc. stockholders’ equity	864,161	512,917

Total capitalization	$901,840	$818,225

SandRidge Energy, Inc. Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Revenues
Oil, natural gas and NGL	$84,546	$95,662	$182,695	$180,037
Other	305	3,759	506	9,716

Total revenues	84,851	99,421	183,201	189,753

Expenses
Production	25,209	42,686	50,232	89,968
Production taxes	2,653	2,121	5,829	3,829
Depreciation and depletion - oil and natural gas	27,038	27,952	51,609	60,278
Depreciation and amortization - other	3,493	6,974	7,330	13,809
Accretion of asset retirement obligations	2,439	1,387	4,848	2,975
Impairment	446	253,629	2,977	363,743
General and administrative	23,769	31,024	43,707	105,302
(Gain) loss on derivative contracts	(23,543)	7,969	(57,726)	5,161
Loss on settlement of contract	—	1,092	—	90,184
Other operating (income) expense	(1)	(103)	267	3,369

Total expenses	61,503	374,731	109,073	738,618

Income (loss) from operations	23,348	(275,310)	74,128	(548,865)

Other (expense) income
Interest expense	(946)	(41,605)	(1,885)	(122,756)
(Loss) gain on extinguishment of debt	—	(152)	—	41,179
Reorganization items, net	—	(200,918)	—	(200,918)
Other income, net	1,055	2,077	2,025	2,230

Total other income (expense)	109	(240,598)	140	(280,265)

Income (loss) before income taxes	23,457	(515,908)	74,268	(829,130)
Income tax (benefit) expense	(42)	3	(39)	7

Net income (loss)	23,499	(515,911)	74,307	(829,137)
Preferred stock dividends	—	5,440	—	16,321

Income available (loss applicable) to SandRidge Energy, Inc. common stockholders	$23,499	$(521,351)	$74,307	$(845,458)

Earnings (loss) per share
Basic	$0.69	$(0.73)	$2.44	$(1.20)

Diluted	$0.69	$(0.73)	$2.42	$(1.20)

Weighted average number of common shares outstanding
Basic	34,076	718,102	30,458	703,943

Diluted	34,138	718,102	30,650	703,943

SandRidge Energy, Inc. Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets
Cash and cash equivalents	$148,400	$121,231
Restricted cash - collateral	—	50,000
Restricted cash - other	2,840	2,840
Accounts receivable, net	57,168	74,097
Derivative contracts	17,828	—
Prepaid expenses	3,925	5,375
Other current assets	9,914	3,633

Total current assets	240,075	257,176

Oil and natural gas properties, using full cost method of accounting
Proved	934,248	840,201
Unproved	111,202	74,937
Less: accumulated depreciation, depletion and impairment	(404,143)	(353,030)

	641,307	562,108

Other property, plant and equipment, net	242,291	255,824
Derivative contracts	7,478	—
Other assets	1,527	6,284

Total assets	$1,132,678	$1,081,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$113,019	$116,517
Derivative contracts	—	27,538
Asset retirement obligations	65,893	66,154
Other current liabilities	8,270	3,497

Total current liabilities	187,182	213,706

Long-term debt	37,679	305,308
Derivative contracts	—	2,176
Asset retirement obligations	41,953	40,327
Other long-term obligations	1,703	6,958

Total liabilities	268,517	568,475

Commitments and contingencies
Stockholders’ Equity
Common stock, $0.001 par value; 250,000 shares authorized; 35,797 issued and outstanding at June 30, 2017 and 21,042 issued and 19,635 outstanding at December 31, 2016	34	20
Warrants	88,381	88,381
Additional paid-in capital	1,035,421	758,498
Accumulated deficit	(259,675)	(333,982)

Total stockholders’ equity	864,161	512,917

Total liabilities and stockholders’ equity	$1,132,678	$1,081,392

SandRidge Energy, Inc. Condensed Consolidated Cash Flows (Unaudited)

(In thousands)

	Six Months Ended June 30,
	Successor	Predecessor
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$74,307	$(829,137)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Provision for doubtful accounts	—	16,705
Depreciation, depletion and amortization	58,939	74,087
Accretion of asset retirement obligations	4,848	2,975
Impairment	2,977	363,743
Reorganization items, net	—	200,918
Debt issuance costs amortization	195	4,996
Amortization of premiums and discounts on debt	(153)	2,734
Gain on extinguishment of debt	—	(41,179)
Gain on debt derivatives	—	(1,324)
Cash paid for early conversion of convertible notes	—	(33,452)
(Gain) loss on derivative contracts	(57,726)	5,161
Cash received on settlement of derivative contracts	2,706	57,970
Loss on settlement of contract	—	90,184
Cash paid on settlement of contract	—	(11,000)
Stock-based compensation	9,654	7,850
Other	379	(3,252)
Changes in operating assets and liabilities	7,806	(47,020)

Net cash provided by (used in) operating activities	103,932	(139,041)

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property, plant and equipment	(88,904)	(126,245)
Acquisition of assets	(48,236)	(1,397)
Proceeds from sale of assets	14,756	16,734

Net cash used in investing activities	(122,384)	(110,908)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	—	488,900
Repayments of borrowings	—	(40,000)
Debt issuance costs	(1,488)	(332)
Purchase of treasury stock	(2,891)	(41)

Net cash (used in) provided by financing activities	(4,379)	448,527

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS and RESTRICTED CASH	(22,831)	198,578
CASH, CASH EQUIVALENTS and RESTRICTED CASH, beginning of year	174,071	435,588

CASH, CASH EQUIVALENTS and RESTRICTED CASH, end of period	$151,240	$634,166

Supplemental Disclosure of Noncash Investing and Financing Activities
Cumulative effect of adoption of ASU 2015-02	$—	$(247,566)
Property, plant and equipment transferred in settlement of contract	$—	$(215,635)
Change in accrued capital expenditures	$(8,340)	$16,613
Equity issued for debt	$(268,779)	$(4,409)

Non-GAAP Financial Measures

Adjusted operating cash flow, adjusted EBITDA, pro forma adjusted EBITDA, adjusted net income (loss), and net debt are non-GAAP financial measures.

The Company defines adjusted operating cash flow as net cash provided by (used in) operating activities before changes in operating assets and liabilities. It defines EBITDA as net income (loss) before income tax expense, interest expense and depreciation, depletion and amortization and accretion of asset retirement obligations. Adjusted EBITDA, as presented herein, is EBITDA excluding asset impairment, non-cash portion of stock-based compensation, gain on derivative contracts, cash received upon settlement of derivative contracts, loss on settlement of contract, severance, oil field services – exit costs, loss (gain) on extinguishment of debt, restructuring costs, reorganization items, employee incentive and retention costs and other various items. Pro forma adjusted EBITDA, as presented herein, is adjusted EBITDA excluding adjusted EBITDA attributable to properties or subsidiaries sold during the period.

Adjusted operating cash flow and adjusted EBITDA are supplemental financial measures used by the Company’s management and by securities analysts, investors, lenders, rating agencies and others who follow the industry as an indicator of the Company’s ability to internally fund exploration and development activities and to service or incur additional debt. The Company also uses these measures because adjusted operating cash flow and adjusted EBITDA relate to the timing of cash receipts and disbursements that the Company may not control and may not relate to the period in which the operating activities occurred. Further, adjusted operating cash flow and adjusted EBITDA allow the Company to compare its operating performance and return on capital with those of other companies without regard to financing methods and capital structure. These measures should not be considered in isolation or as a substitute for net cash provided by operating activities prepared in accordance with generally accepted accounting principles (“GAAP”). Adjusted EBITDA should not be considered as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, the Company’s adjusted EBITDA may not be comparable to similarly titled measures used by other companies.

Management also uses the supplemental financial measure of adjusted net income (loss), which excludes asset impairment, (gain) loss on derivative contracts, cash received on settlement of derivative contracts, loss on settlement of contract, severance, oil field services – exit costs, loss (gain) on extinguishment of debt, restructuring costs, reorganization items, employee incentive and retention and other non-cash items from income available (loss applicable) to common stockholders. Management uses this financial measure as an indicator of the Company’s operational trends and performance relative to other oil and natural gas companies and believes it is more comparable to earnings estimates provided by securities analysts. Adjusted net income (loss) is not a measure of financial performance under GAAP and should not be considered a substitute for income available (loss applicable) to common stockholders.

The Company also uses the term net debt to determine the extent to which the Company’s outstanding debt obligations would be satisfied by its cash and cash equivalents on hand. Management believes this metric is useful to investors in determining the Company’s current leverage position following recent significant events subsequent to the period.

The tables below reconcile the most directly comparable GAAP financial measures to operating cash flow, EBITDA and adjusted EBITDA and adjusted net income (loss).

Reconciliation of Cash Provided by (Used in) Operating Activities

to Adjusted Operating Cash Flow

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$39,696	$23,603	$103,932	$(139,041)
Changes in operating assets and liabilities	3,471	(5,000)	(7,806)	47,020

Adjusted operating cash flow	$43,167	$18,603	$96,126	$(92,021)

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Net income (loss)	$23,499	$(515,911)	$74,307	$(829,137)
Adjusted for
Income tax (benefit) expense	(42)	3	(39)	7
Interest expense	1,190	42,201	2,332	123,928
Depreciation and amortization - other	3,493	6,974	7,330	13,809
Depreciation and depletion - oil and natural gas	27,038	27,952	51,609	60,278
Accretion of asset retirement obligations	2,439	1,387	4,848	2,975

EBITDA	57,617	(437,394)	140,387	(628,140)
Asset impairment	446	253,629	2,977	363,743
Stock-based compensation	4,567	1,344	7,828	3,044
(Gain) loss on derivative contracts	(23,543)	7,969	(57,726)	5,161
Cash received upon settlement of derivative contracts(1)	3,344	20,922	2,706	46,458
Loss on settlement of contract	—	1,092	—	90,184
Severance	4,415	(438)	4,815	17,486
Oil field services - exit costs	—	138	—	2,416
Loss (gain) on extinguishment of debt	—	152	—	(41,179)
Restructuring costs	617	10,097	3,224	18,444
Reorganization items, net	—	200,918	—	200,918
Employee incentive and retention	—	5,887	—	10,417
Other	(1,205)	(1,864)	(2,235)	13,299

Adjusted EBITDA	$46,258	$62,452	$101,976	$102,251

Less: EBITDA attributable to WTO properties (2016)	—	—	—	1,990

Pro forma adjusted EBITDA	$46,258	$62,452	$101,976	$104,241

(1)	Excludes amounts received for early settlement of contracts in the 2016 periods.

Reconciliation of Cash Provided by (Used in) Operating Activities to Adjusted EBITDA

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$39,696	$23,603	$103,932	$(139,041)

Changes in operating assets and liabilities	3,471	(5,000)	(7,806)	47,020
Interest expense	1,190	42,201	2,332	123,928
Cash received on early settlement of derivative contracts	—	(11,513)	—	(11,513)
Cash paid on early conversion of convertible notes	—	—	—	33,452
Cash paid on settlement of contract	—	—	—	11,000
Severance (1)	2,590	(484)	2,990	12,386
Oil field services - exit costs(1)	—	95	—	2,373
Restructuring costs	617	10,097	3,224	18,444
Employee incentive and retention	—	5,887	—	10,417
Other	(1,306)	(2,434)	(2,696)	(6,215)

Adjusted EBITDA	$46,258	$62,452	$101,976	$102,251

(1)	Excludes associated stock-based compensation.

Reconciliation of Net Income Available (Loss Applicable) to Common Stockholders to Adjusted

Net Income Available (Loss Applicable) to Common Stockholders

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	Successor	Predecessor	Successor	Predecessor
	2017	2016	2017	2016
Net income available (loss applicable) to common stockholders	$23,499	$(521,351)	$74,307	$(845,458)

Asset impairment	446	253,629	2,977	363,743
(Gain) loss on derivative contracts	(23,543)	7,969	(57,726)	5,161
Cash received upon settlement of derivative contracts(1)	3,344	20,922	2,706	46,458
Loss on settlement of contract	—	1,092	—	90,184
Severance	4,415	(438)	4,815	17,486
Oil field services - exit costs	—	138	—	2,416
Loss (gain) on extinguishment of debt	—	152	—	(41,179)
Restructuring costs	617	10,097	3,224	18,444
Reorganization items, net	—	200,918	—	200,918
Employee incentive and retention	—	5,887	—	10,417
Other	(790)	(1,141)	(1,427)	13,210

Adjusted net income available (loss applicable) to common stockholders	$7,988	$(22,126)	$28,876	$(118,200)

Weighted average number of common shares outstanding
Basic	34,076	718,102	30,458	703,943
Diluted	34,138	718,102	30,650	703,943

Total adjusted net income (loss)
Per share - basic	$0.23	$(0.03)	$0.95	$(0.17)

Per share - diluted	$0.23	$(0.03)	$0.94	$(0.17)

(1)	Excludes amounts received for early settlement of contracts in the 2016 periods.

For further information, please contact:

Justin M. Lewellen

Director of Investor Relations

SandRidge Energy, Inc.

123 Robert S. Kerr Avenue

Oklahoma City, OK 73102-6406

(405) 429-5515

Cautionary Note to Investors - This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, the information appearing under the heading “2017 Operational and Capital Expenditure Guidance.” These statements express a belief, expectation or intention and are generally accompanied by words that convey projected future events or outcomes. The forward-looking statements include projections and estimates of the Company’s corporate strategies, future operations, drilling plans, oil, and natural gas and natural gas liquids production, price realizations and differentials, hedging program, operating, general and administrative and other costs, capital expenditures, tax rates, efficiency and cost reduction initiative outcomes, infrastructure assessment and investment, and development plans and appraisal programs. We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks and uncertainties, including the volatility of oil and natural gas prices, our success in discovering, estimating, developing and replacing oil and natural gas reserves, actual decline curves and the actual effect of adding compression to natural gas wells, the availability and terms of capital, the ability of counterparties to transactions with us to meet their obligations, our timely execution of hedge transactions, credit conditions of global capital markets, changes in economic conditions, the amount and timing of future development costs, the availability and demand for alternative energy sources, regulatory changes, including those related to carbon dioxide and greenhouse gas emissions, and other factors, many of which are beyond our control. We refer you to the discussion of risk factors in Part I, Item 1A - “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016 and in comparable “Risk Factor” sections of our Quarterly Reports on Form 10-Q filed after such form 10-K. All of the forward-looking statements made in this press release are qualified by these cautionary statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our Company or our business or operations. Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements. We undertake no obligation to update or revise any forward-looking statements.

SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth-oriented projects in the U.S. Mid-Continent and Niobrara Shale.